Exhibit (a)(1)(A)

AMN HEALTHCARE SERVICES, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS AND STOCK APPRECIATION RIGHTS

FOR REPLACEMENT RESTRICTED STOCK UNITS

THE OFFER EXPIRES AT 5:00 P.M. PACIFIC STANDARD TIME,

ON DECEMBER 10, 2009, UNLESS WE EXTEND THE OFFER

AMN Healthcare Services, Inc. (the “Company,” “we,” “our,” or “us”) is offering our employees, excluding our executive officers and directors, the opportunity to exchange (i) certain stock options (“Options”) granted under the AMN Healthcare Services, Inc. Stock Option Plan (the “Option Plan”) with exercise prices greater than or equal to $14.50 per share and that were granted under the Option Plan before September 30, 2005 (the “Eligible Options”), and (ii) certain stock appreciation rights (“SARs”) granted under the AMN Healthcare Equity Plan, as amended and restated (the “Equity Plan”), with exercise prices greater than or equal to $14.50 per share and that were granted under the Equity Plan before September 30, 2008 (the “Eligible SARs” and, together with the Eligible Options, the “Eligible Awards”), in each case for a reduced number of restricted stock units (the “Replacement RSUs”) to be granted under the Equity Plan. We will price and grant the Replacement RSUs on the date this Offer to Exchange expires. In this Offer to Exchange, we refer to this offer as the “Offer” and we refer to the exchange of Eligible Awards for Replacement RSUs in accordance with the terms of the Offer as the “Equity Exchange.”

Our executive officers and members of our Board of Directors are not eligible to participate in the Equity Exchange. An individual will be eligible to participate in the Equity Exchange only if, during the entire period from and including November 6, 2009 (the “Commencement Date”) through the Expiration Date (as defined below), which we refer to as the “Eligibility Period,” he or she satisfies all of the following conditions:

•	is employed by the Company or one of its subsidiaries on the date the Offer commences;

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continues to be an employee of the Company or one of its subsidiaries and has not been voluntarily or involuntarily terminated for any reason, including layoff, termination, voluntary resignation, death or disability, on or prior to the Expiration Date, even if he or she had elected to participate and had tendered his or her Eligible Awards for exchange; and

•	holds at least one Eligible Award.

In this Offer to Exchange, we refer to the individuals who are eligible to participate in the Equity Exchange as “Eligible Employees.” If you are an Eligible Employee and wish to accept the Offer and exchange Eligible Awards for Replacement RSUs, you must complete an individualized equity exchange election form (the “Election Form”) agreeing to exchange one or more of your Eligible Awards for Replacement RSUs and specifying the information required by the Election Form, which may include the date of grant, exercise price and the number of shares of our common stock, par value $0.01 per share (the “Common Stock”) underlying the non-forfeited, unexercised Eligible Options or Eligible SARs to be exchanged. This Offer is currently expected to expire at 5:00 p.m. Pacific Standard Time, on December 10, 2009, but we may extend the Offer to a later date under certain circumstances described in the Offer (as extended, the “Expiration Date”).

We will issue Replacement RSUs in exchange for Eligible Options and Eligible SARs surrendered pursuant to the Offer according to the exchange ratios set forth in Section 8. The exchange ratios are intended to result in the issuance of Replacement RSUs that are based on the fair value of the cancelled Eligible Awards they replace, determined using the lattice valuation model, though we may incur some incremental compensation expense due to the grouping of Eligible Awards and approximations used in this determination and the stock price at the time of the exchange.

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If you are an Eligible Employee, you may exchange one or more of your Eligible Awards for Replacement RSUs. However, you cannot exchange part of any particular grant of an Eligible Award and keep the balance; you must exchange all non-forfeited, unexercised Options or SARs in a particular grant of an Eligible Award that you tender in response to the Offer. By way of illustration, if you have an Eligible Award that was granted in 2007, and you would like to exchange that Eligible Award, you may do so only if you exchange the entire Eligible Award (all the remaining unexercised Options or SARs from that grant). You may not exchange just a portion of that particular Eligible Award. By way of further example, you may elect to exchange all of your Eligible Awards granted in April 2007, but elect not to exchange the Eligible Awards granted to you in April 2008. Your election to participate in the Equity Exchange is entirely voluntary and may be withdrawn at any time prior to the stated time on the Expiration Date; however, your election may not be withdrawn or changed after the stated time on the Expiration Date.

Each Replacement RSU issued in the Equity Exchange will represent an unfunded, unsecured right to receive one share of our Common Stock shortly after the Replacement RSU vests. None of the Replacement RSUs will be vested on the date of grant. Replacement RSUs will be subject to a new one year minimum vesting period. To the extent the vesting period of a portion of an Eligible Award exceeds one year, the Replacement RSU will maintain the original vesting term of the Option or SAR for a reciprocal portion of the Replacement RSU. By way of example, a Replacement RSU for an Eligible Award with a grant date of April 2008 that vests ratably over three years will vest 67% on the first anniversary of the Replacement RSU grant date (i.e. the one year minimum vesting period) and 33% on the third anniversary of the grant date of the Eligible Award (i.e. April 2011). Replacement RSUs will only vest if the holder remains an employee of the Company or its subsidiaries through the applicable vesting dates. Replacement RSUs that are not vested at termination of employment will be forfeited. As described above, the Replacement RSUs will be completely unvested on the date of grant, regardless of whether the surrendered Eligible Awards were partially or completely vested.

We will not issue any Replacement RSUs covering a fractional share in exchange for Eligible Awards. In calculating the number of Replacement RSUs issuable to you in the Equity Exchange, we will round down to the nearest whole number on a grant-by-grant basis.

We are making the Offer upon the terms, and subject to the conditions, described in this Offer to Exchange, which may be amended from time to time. Without limiting the preceding sentence, the Offer is subject to conditions that we describe in Section 6. This Offer is not conditioned upon a minimum number of Eligible Employees accepting the Offer or a minimum number of Eligible Awards being tendered for exchange.

In accordance with the listing rules of the New York Stock Exchange (“NYSE”), it is also a condition to the Offer that stockholder approval of the Equity Exchange be obtained. If stockholder approval is not obtained at our Special Meeting of Stockholders on December 9, 2009 (the “Special Meeting”), we will terminate this Offer.

All Eligible Awards that are accepted pursuant to the Offer will be cancelled on or promptly following the Expiration Date. An Eligible Award that is accepted for exchange will no longer be exercisable after the Expiration Date, unless the individual who tendered such Eligible Award for exchange ceases to be an Eligible Employee before the end of the Eligibility Period, in which event such employee will retain his or her outstanding equity awards in accordance with their current terms and conditions, and he or she may exercise them during a limited period of time following the termination of employment in accordance with their terms to the extent that they are vested.

Shares of our Common Stock are quoted on the NYSE under the symbol “AHS.” On October 30, 2009, the closing price of our Common Stock as quoted on the NYSE was $8.32 per share. We recommend that you obtain current market quotations for our Common Stock before deciding whether to participate in the Equity Exchange.

As of October 26, 2009, Eligible Employees held Options to purchase approximately 734,052 shares of our Common Stock with exercise prices ranging from $9.68 per share to $22.98 per share, of which Options to purchase 606,400 shares constituted Eligible Options, and as of that same date, Eligible Employees held SARs representing 905,138 shares of our Common Stock with exercise prices ranging from $4.79 per share to $24.95 per share, of which SARs representing 599,388 shares constituted Eligible SARs. The shares of Common Stock underlying Eligible Awards represent approximately 73.56% of the total number of shares of our Common Stock outstanding granted to Eligible Employees as of October 26, 2009.

IMPORTANT

If you wish to participate in the Equity Exchange, you must complete an Election Form, which is included with this Offer to Exchange. Election Forms should be sent to the Company:

•	By mail to AMN Healthcare Services, Attn: Legal Department, 12400 High Bluff Drive, Suite 100, San Diego, CA 92130; or

•	By inter-office or hand mail to Legal Department; or

•	By e-mail to equityadministrator@amnhealthcare.com.

To participate, your Election Form must be received by us no later than 5:00 p.m. Pacific Standard Time on December 10, 2009, unless this Offer is extended. If your Eligible Awards are properly tendered for exchange, and are not validly withdrawn and are accepted by us for exchange, you will receive a final confirmation notice following the Expiration Date. The final confirmation notice will confirm that your Eligible Awards have been accepted for exchange and cancelled and will set forth the number of Replacement RSUs to which you are entitled and the exercise price.

Neither the Securities and Exchange Commission (the “SEC”) nor any state or foreign securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

The Company has not authorized any person to make any recommendation on our behalf as to whether you should exchange or refrain from exchanging your Eligible Awards pursuant to this Offer. You should rely only on the information contained in this Offer to Exchange or other information to which we have referred you. The Company has not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this Offer to Exchange and the related Election Form. If anyone makes any recommendation or representation to you or gives you any information other than the information and representations contained in this Offer to Exchange and the related Election Form, you must not rely upon that recommendation, information or representation as having been authorized by the Company.

Although our Board of Directors has approved this Offer, neither we nor our Board of Directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your Eligible Awards. Participation in the Equity Exchange carries risks, and there is no guarantee that you will not ultimately receive greater value from your existing Eligible Awards than from the Replacement RSUs that you will receive if you participate in the Equity Exchange. As a result, you must make your own personal decision whether to elect to exchange your Eligible Awards. We urge you to consult your own legal, financial and tax advisors before deciding whether to participate in the Equity Exchange.

Nothing in this Offer to Exchange shall be construed to give any person the right to remain an employee of the Company or any of its subsidiaries or to affect our right to terminate the employment of any person at any time with or without cause to the extent permitted by law. Nothing in this Offer to Exchange should be considered a contract or guarantee of employment, wages or compensation. The employment relationship between the Company and each employee remains “at will.”

The Company reserves the right to amend or terminate the Equity Plan at any time, and the grant of a restricted stock unit (“RSU”) under the Equity Plan or Replacement RSUs in this Offer does not in any way obligate the Company to grant additional RSUs or offer further opportunities to participate in any offer to exchange at any future time. The grant of any RSUs under the Equity Plan or in relation to this Offer is wholly discretionary in nature and is not to be considered part of any normal or expected compensation that is or would be subject to severance, resignation, termination or similar pay, other than to the extent required by applicable law.

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SUMMARY TERM SHEET

The following is a summary of the material terms of the Offer. We urge you to read carefully the remainder of this Offer to Exchange, the related Election Form and the accompanying Schedule TO because the information in this summary is not complete and additional important information is contained in these documents. We have included cross references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics discussed in this summary.

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Offer. We are offering Eligible Employees the opportunity to exchange Eligible Awards for a reduced number of unvested Replacement RSUs at the exchange ratios set forth in Section 8. Eligible Awards consist of (i) Options granted under the Option Plan with exercise prices greater than or equal to $14.50 per share and that were granted under the Option Plan before September 30, 2005, and (ii) SARs granted under the Equity Plan with exercise prices greater than or equal to $14.50 per share and that were granted under the Equity Plan before September 30, 2008. (See Section 2)

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Eligible Employees. The Offer will be open to all persons that are employed by us or our subsidiaries as of the Commencement Date and through the Expiration Date, excluding our executive officers and members of our Board of Directors. Although we intend to offer the Equity Exchange to all or substantially all Eligible Employees, we may exclude Eligible Employees in certain non-U.S. jurisdictions from the Equity Exchange if local law or other considerations would have tax, regulatory or other implications that are inconsistent with the Company’s compensation policies and practices.

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Voluntary Participation; Exchange. Your participation in the Offer is voluntary. You may exchange one or more of your Eligible Awards for Replacement RSUs. However, you cannot exchange part of any particular grant of an Eligible Award and keep the balance; you must exchange all non-forfeited, unexercised Options or SARs in a particular grant of an Eligible Award that you tender in response to the Offer.

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Exchange Ratio. We will issue Replacement RSUs in exchange for Eligible Options and Eligible SARs surrendered pursuant to the Offer according to the exchange ratios set forth in Section 8. We will not issue any Replacement RSUs covering a fractional share in the Equity Exchange. In calculating the number of Replacement RSUs issuable to you in the Equity Exchange, we will round down to the nearest whole number on a grant-by-grant basis.

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Vesting of Replacement RSUs. None of the Replacement RSUs will be vested on the date of grant. Replacement RSUs will be subject to a new one year minimum vesting period. To the extent the vesting period of a portion of an Eligible Award exceeds one year, the Replacement RSU will maintain the original vesting term of the Option or SAR for a reciprocal portion of the Replacement RSU (See “Q21: How will my Replacement RSUs vest?” under Equity Exchange Questions and Answers below). Replacement RSUs will only vest if the holder remains an employee of the Company or its subsidiaries through the applicable vesting dates. Replacement RSUs that are not vested at termination of employment will be forfeited. As described above, the Replacement RSUs will be completely unvested on the date of grant, regardless of whether the surrendered Eligible Awards were partially or completely vested.

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Other Terms and Conditions of Replacement RSUs. Replacement RSUs represent an unfunded, unsecured right to receive a share of our Common Stock in the future. One share of our Common Stock will be delivered in respect of each Replacement RSU shortly after vesting. Replacement RSUs have no exercise or purchase price and do not require Eligible Employees to pay any monetary consideration to receive shares of our Common Stock upon settlement (but see Section 13 below). Other terms and conditions of the Replacement RSUs to be issued in the Offer will be substantially the same as those that apply generally to RSUs granted under our form of Restricted Stock Unit Agreement.

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Accounting Treatment. Under the authoritative accounting guidance for share-based payments, the exchange of Eligible Awards under the Equity Exchange is treated as a modification of the existing equity awards for accounting purposes. Accordingly, we will recognize the unamortized compensation cost of the surrendered Eligible Awards, as well as the incremental compensation cost of the Replacement RSUs granted in the Equity Exchange, ratably over the vesting or service period of the Replacement RSUs. The incremental compensation cost will be measured as the excess, if any, of the fair value of each Replacement RSU granted to Eligible Employees in exchange for surrendered Eligible Awards, measured as of the date the Replacement RSUs are granted, over the fair value of the surrendered Eligible Awards in exchange for the Replacement RSUs, measured immediately prior to the cancellation. Since the exchange ratios will be based on the fair value of Eligible Awards surrendered being approximately equal to the fair value of the Replacement RSUs, in accordance with authoritative accounting guidance for share-based payments, the Company does not anticipate it will recognize any significant incremental compensation expense for financial reporting purposes as a result of the Equity Exchange; we may incur some incremental compensation expense as a result of approximations used in this determination due to the grouping of Eligible Awards with similar exercise prices together and the stock price at the time of the exchange. As would be the case with Eligible Awards, in the event that any of the Replacement RSUs are forfeited prior to their vesting due to termination of service, the compensation cost for the forfeited Replacement RSUs will not be recognized.

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Tax Consequences. Neither the grant of Replacement RSUs in exchange for Eligible Awards nor the vesting of Replacement RSUs should constitute a taxable event for Eligible Employees (or result in a deduction for us); however, Eligible Employees generally will recognize taxable compensation income equal to the fair market value of the shares delivered in respect of vested Replacement RSUs at the time of delivery of those shares. Income recognized by Eligible Employees upon share delivery will be considered wages and will be subject to ordinary income tax and employment tax (including social security contribution) withholding at the time of share delivery. In addition, we will be entitled to a corresponding deduction equal to the fair market value of such shares at the time of share delivery, but the deduction may be limited by Section 280G and/or 162(m) of the Internal Revenue Code (the “Code”) in the case of compensation payable to certain Eligible Employees designated in those Sections. An Eligible Employee’s disposition of shares obtained in respect of vested Replacement RSUs should be treated as a long- or short-term capital gain or capital loss to the Eligible Employee (and should not entitle us to a tax deduction), depending on the ultimate sale price of the shares and the duration for which they are held. (See Section 13)

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Timing. The Commencement Date of the Offer is November 6, 2009. The Expiration Date of the Offer is currently scheduled to occur on December 10, 2009, but we may extend the Offer to a later date under certain circumstances described in the Offer.

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Eligibility. You must be employed by us on the Commencement Date and through the Expiration Date to participate in the Offer. If your employment with us or our subsidiaries terminates for any reason between the Commencement Date and the Expiration Date, including layoff, termination, voluntary resignation, death or disability, you will be deemed to have withdrawn your tender of any Eligible Awards. In such case, you will retain your outstanding equity awards in accordance with their current terms and conditions and may exercise them during a limited period of time following your termination of employment in accordance with their terms to the extent that they are vested.

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Election. To make your election to accept the Offer, you must properly complete and deliver an Election Form before 5:00 p.m. Pacific Standard Time on the Expiration Date in accordance with the procedures described in this Offer to Exchange. You may change or withdraw your election at any time prior to 5:00 p.m. Pacific Standard Time on the Expiration Date by following procedures described in this Offer to Exchange. You may not withdraw or change your election after 5:00 p.m. Pacific Standard Time on the Expiration Date. (See Sections 3 and 4)

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Conditions to the Offer. This Offer is subject to a number of conditions, including approval of our stockholders. If any of the conditions to which the Offer is subject occurs, we may terminate or amend the Offer, or we may postpone or forego our acceptance of any Eligible Awards for exchange. (See Section 6)

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Trading Price for Our Common Stock. Shares of our Common Stock are quoted on the NYSE under the symbol “AHS.” We recommend that you obtain current market quotations for our Common Stock before deciding whether to participate in the Equity Exchange. (See Section 7)

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Amendment and Termination. Subject to our compliance with applicable laws, we may amend or terminate the Offer. We will notify you if we amend or terminate the Offer. We may be required to extend the Offer under certain circumstances, including in the event we materially change the terms of the Offer. (See Section 14)

EQUITY EXCHANGE

QUESTIONS AND ANSWERS

These Questions and Answers are to be read in conjunction with the Offer to Exchange of which they are a part. Capitalized terms that are used but not defined in these Questions and Answers have the meanings provided in the Offer to Exchange.

Q1	What is the Equity Exchange?

A1	The Equity Exchange (also referred to in these materials as the Offer) is a voluntary program permitting Eligible Employees, described further under “Q4: Who are Eligible Employees?”, to surrender Eligible Awards for a reduced number of Replacement RSUs to be granted under the Equity Plan. The Replacement RSUs are expected to be granted on or promptly following the Expiration Date (which is currently anticipated to expire on December 10, 2009, but may be extended).

Your participation in the Offer is voluntary; you may either keep your current Eligible Awards at their current exercise price or surrender those Eligible Awards in exchange for a reduced number of Replacement RSUs.

Q2	Why is the Equity Exchange being offered?

A2	Like most professional staffing firms, our stock price has experienced significant decline. This decline is a result of a large number of global economic factors, including the highest levels of unemployment in the past 25 years. The reduction in demand that we have experienced for our services as a result of the general economic decline and high unemployment is not unique to the Company and has been felt across the industry based on the reports from our public competitors. For our clients, the economic conditions have severely constricted budgets and access to operating capital, lowered permanent staff attrition rates and increased uncertainty regarding future patient admission levels and the collectability of receivables. These factors have, in turn, reduced demand for our services as healthcare organizations have placed an increased reliance on permanent labor to meet staffing needs both generally and on an incremental basis by reducing hours, shifts and/or assignments available and increased their efforts to conduct their own internal recruitment efforts.

These broad market and industry factors have contributed to and may continue to contribute to the decline of the market price of our Common Stock. Consequently, many of our employees hold equity awards with exercise prices significantly higher than the current fair market value of our Common Stock. As of October 26, 2009, Eligible Employees held Options to purchase approximately 734,052 shares of our Common Stock with exercise prices ranging from $9.68 per share to $22.98 per share, of which Options to purchase 606,400 shares constituted Eligible Options, and as of that same date, Eligible Employees held SARs representing 905,138 shares of our Common Stock with exercise prices ranging from $4.79 per share to $24.95 per share, of which SARs representing 599,388 shares constituted Eligible SARs. On October 30, 2009, the closing price of our Common Stock on the NYSE was $8.32 and therefore, as of such date, all of the Eligible Awards were “out of the money” by at least 43%. We believe that these “out of the money” equity awards are no longer effective as performance and retention incentives. In addition, many of these equity awards have been “out of the money” for an extended period of time, as a result of which we have developed a significant equity award “overhang” comprised of equity awards that do not provide employees with performance incentives. To enhance long-term stockholder value, we need to maintain competitive employee compensation and incentive programs. A meaningful equity stake in our success is a critical component of these programs as we compete for talent within the San Diego and Dallas metropolitan markets that offer a highly skilled workforce and serve as the corporate headquarters for a diversified industrial base that have been impacted to different degrees by the economic downturn. We believe the Equity Exchange will provide us with an opportunity to restore for Eligible Employees the ability to participate economically in our future growth and success.

Q3	What are Eligible Awards?

A3	The equity awards eligible to be exchanged in the Equity Exchange consist of (i) Options granted under the Option Plan with exercise prices greater than or equal to $14.50 per share and that were granted before September 30, 2005, and (ii) SARs granted under the Equity Plan with exercise prices greater than or equal to $14.50 per share and that were granted before September 30, 2008, to the extent that such Options or SARs have not been exercised or forfeited on or prior to the Expiration Date of the Offer, which is currently expected to be December 10, 2009, or a later date if we extend the Offer. Any Option or SAR that was granted after September 30, 2005 or September 30, 2008, respectively, that has an exercise price less than $14.50 per share or that is held by one of our executive officers or a member of our Board of Directors is not an Eligible Award, and any election to exchange such an equity award will not be accepted by us. In addition, it is a condition to this Offer that the closing trading price of our Common Stock on the NYSE does not exceed $14.50. We will not be required to accept any Eligible Awards that you elect to tender in this Offer and may terminate or amend the Offer if this condition is not satisfied (See Section 6).

Q4	Who are Eligible Employees?

A4	The Offer is open to employees of the Company who hold Eligible Awards, excluding our executive officers and members of our Board of Directors. In order to receive Replacement RSUs, you must be employed by us or our subsidiaries on the Commencement Date, and you must remain continuously employed by us or our subsidiaries through the Expiration Date. If your employment with us or our subsidiaries terminates for any reason between the Commencement Date and the Expiration Date, including layoff, termination, voluntary resignation, death or disability, you will be deemed to have withdrawn your tender of any Eligible Awards. In such case, you will retain your outstanding equity awards in accordance with their current terms and conditions and may exercise them during a limited period of time following your termination of employment in accordance with their terms to the extent that they are vested. Although we intend to offer the Equity Exchange to all or substantially all Eligible Employees, we may exclude Eligible Employees in certain non-U.S. jurisdictions from the Equity Exchange if local law or other considerations would have tax, regulatory or other implications that are inconsistent with the Company’s compensation policies and practices.

Participation in the Offer does not confer upon you the right to remain employed by us or our subsidiaries. Your employment is “at will” and may be terminated by us or by you at any time, for any reason, with or without cause.

Q5	Who is not eligible to participate in the Equity Exchange?

A5	The following individuals are not eligible to participate in the Equity Exchange:

•	Executive officers;

•	Members of the Board of Directors; and

•	Persons who are no longer employed by us for any reason, including layoff, termination, voluntary resignation, death or disability.

Q6	Are employees who tender their Eligible Awards and are on an approved leave of absence on the Expiration Date eligible to participate?

A6	Yes. If you tender your Eligible Awards and they are cancelled in the Equity Exchange and, on the Expiration Date, you are on an approved leave of absence, you will still be entitled to receive the applicable number of Replacement RSUs on the Expiration Date.

Q7	What is a Replacement RSU?

A7	Each Replacement RSU represents an unfunded, unsecured right to receive one share of our Common Stock shortly after such Replacement RSU vests. None of the Replacement RSUs will be vested on the date of grant, as described further under “Q21: How will my Replacement RSUs vest?” below. An Eligible Employee is not required to pay any monetary consideration to receive shares of our Common Stock upon settlement of his or her Replacement RSUs; rather, the Eligible Employee realizes the full value of the underlying share of stock on its date of delivery. (See also Section 13)

Q8	How many Replacement RSUs will I receive for the Options and/or SARs that I exchange?

A8	We will issue Replacement RSUs in exchange for Eligible Options and Eligible SARs surrendered pursuant to the Offer according to the exchange ratios set forth in Section 8. We will not issue any Replacement RSUs covering a fractional share in exchange for Eligible Awards. In calculating the number of Replacement RSUs issuable to you in the Equity Exchange, we will round down to the nearest whole number on a grant-by-grant basis.

Q9	Do I have to participate in the Equity Exchange?

A9	No. Participation in the Equity Exchange is completely voluntary. You do not have to participate, and there are no penalties for electing not to participate in the Offer. If you do nothing, you will be deemed to have elected not to participate in the Offer and you will retain your outstanding equity awards in accordance with their current terms and conditions.

Q10	What will happen to Eligible Awards that I choose not to exchange?

A10	Eligible Awards that you choose not to exchange will remain outstanding and retain their existing terms, including the exercise price, vesting schedule and expiration date.

Q11	Why can’t I just be granted additional Options or SARs?

A11	We considered grants of additional equity awards at current market prices and/or restricted stock or RSUs in order to increase motivation and retention in light of previously granted equity awards being underwater. However, these additional grants would substantially increase our overhang and cause dilution to stockholders as our share price increases while at the same time would result in a substantial increase in share-based compensation expense.

Q12	May I tender Options or SARs that I have already exercised?

A12	No. The Offer only permits the exchange of Eligible Options and Eligible SARs, and does not apply in any way to shares of Common Stock purchased, whether upon the exercise of Options or otherwise (including purchases via the open market). If you have exercised an Eligible Award in its entirety, those Options or SARs are no longer outstanding and are therefore not subject to the Offer. If you have exercised an Eligible Award in part, the remaining unexercised portion is outstanding and may be tendered for exchange pursuant to the Offer (as long as it has not been forfeited). Eligible Awards for which you have properly submitted an Election Form prior to the Expiration Date will be considered exercised to that extent. You will receive a final confirmation notice that will confirm your Eligible Awards have been accepted for exchange and cancelled and will set forth the number of Replacement RSUs to which you are entitled and the exercise price.

Q13	Can I exchange my Eligible Awards if they are not currently vested?

A13	Yes. Your Eligible Awards do not need to be vested in order for you to exchange them in response to the Offer. Even if your Eligible Awards are partially or wholly vested, they will be exchanged for unvested Replacement RSUs. (See also “Q21: How will my Replacement RSUs vest?”)

Q14	If I elect to exchange my Eligible Awards, do I have to exchange all of my Eligible Awards or can I just exchange some of them?

A14	You may exchange any or all of your Eligible Awards. However, you cannot exchange part of any particular grant of an Eligible Award and keep the balance; you must exchange all unexercised, non-forfeited Options or SARs in a particular grant of an Eligible Award that you tender in response to the Offer. By way of illustration, if you have an Eligible Award that was granted in 2007, and you would like to exchange that Eligible Award, you may do so only if you exchange the entire Eligible Award (all the remaining unexercised Options or SARs from that grant). You may not exchange just a portion of that particular Eligible Award. By way of further example, you may elect to exchange all of your Eligible Awards granted in April 2007, but elect not to exchange the Eligible Awards granted to you in April 2008.

Q15	Can I exchange the remaining portion of an Eligible Award that I have partially exercised or that has been partially forfeited?

A15	Yes. If you have exercised or forfeited an Eligible Award in part, the remaining unexercised, non-forfeited portion is outstanding and may be tendered for exchange pursuant to the Offer. Eligible Awards for which you have properly submitted an Election Form prior to the Expiration Date will be considered exercised to that extent. You will receive a final confirmation notice that will confirm your Eligible Awards have been accepted for exchange and cancelled and will set forth the number of Replacement RSUs to which you are entitled and the exercise price.

Q16	Will I be required to give up all of my rights under the cancelled Options and/or SARs?

A16	Yes. Once we have accepted your Eligible Awards on the Expiration Date, those Options and/or SARs will be cancelled and you will no longer have any rights thereunder. We intend to cancel all exchanged Eligible Awards on the Expiration Date. We currently expect that the Expiration Date will be December 10, 2009 (though this date may be extended). (See Section 5)

Q17	Why isn’t the exchange ratio simply one-for-one and how was the exchange ratio calculated?

A17	The exchange ratios are intended to result in the issuance of Replacement RSUs that are based on the fair value of the cancelled Eligible Awards they replace, determined using the lattice valuation model, though we may incur some incremental compensation expense due to the grouping of Eligible Awards and approximations used in this determination and the stock price at the time of the exchange. To accomplish this goal, we will issue Replacement RSUs in exchange for surrendered Eligible Awards according to the following table:

Grant Exercise Price	Exchange Ratio (Eligible Awards to Replacement RSUs)
$14.50 - $18	6 to 1
$18.01 - $22.97	7 to 1
$22.98	16 to 1
Greater than or equal to $22.99	7 to 1

Q18	What is the lattice valuation model?

A18	The lattice valuation model is a widely-used and generally accepted valuation methodology that provides an estimate of the fair value of Options and SARs. The calculation of fair value using the lattice valuation model takes into account many variables, such as the volatility of our stock price and the expected remaining life of an Option or SAR.

Q19	If the price of our Common Stock were to increase after the date on which my Eligible Awards are cancelled, is it possible that those cancelled Eligible Awards would have ultimately been more valuable than the Replacement RSUs I received in exchange for them?

A19	Yes. If the price of our Common Stock increases after the date on which your Eligible Awards are cancelled, those cancelled Eligible Awards might prove to have been worth more than the Replacement RSUs that you receive in exchange for them, depending on the extent of the increase. For example, if you exchange Eligible Awards covering 1,000 shares with an exercise price of $18.03 per share, you would receive a grant of 142 Replacement RSUs (after applying the applicable exchange ratio of Replacement RSUs to Eligible Awards according to the table set forth in Section 8). Assume, for illustrative purposes only, that four years after the Replacement RSU grant date the fair market value of our Common Stock had increased to $25 per share and all 142 of your Replacement RSUs had vested. Under this example, if you had kept your exchanged Eligible Awards, exercised them, and in the case of Eligible Options, sold the underlying shares at $25 per share, you would have realized a pre-tax gain of $6,970, but if you exchanged your Eligible Awards and sold the shares subject to the Replacement RSUs for $25 per share, you would only realize a pre-tax gain of $3,550.

For any particular Eligible Award, there is a price of our Common Stock at which the Equity Exchange would be a “break-even” proposition. For example, assuming the exercise price in the example above of $18.03, the “break-even price” of our Common Stock for that Eligible Award would be $21.015 multiplied by 142, or $2,984. If the fair market value of our Common Stock at the time of sale were to exceed the “break-even price” (as in the above example), you would be better off economically to have kept your exchanged Eligible Awards. However, if the fair market value of our Common Stock at the time of sale were less than the “break-even price,” you would be better of economically to have exchanged the Eligible Awards for Replacement RSUs.

Note that this discussion of the “break-even price” does not take into account vesting. Your Eligible Awards may be partially or fully vested already, whereas the Replacement RSUs granted pursuant to the Offer will be subject to a new one year minimum vesting period. To the extent that the vesting period of a portion of an Eligible Award exceeds one year, the Replacement RSU will maintain the original vesting term of the Option or SAR for a reciprocal portion of the Replacement RSU, and the Replacement RSU will only vest if the holder remains an employee of the Company or its subsidiaries through the applicable vesting dates. The “break-even price,” your judgment regarding the future value of our Common Stock and the fact that the Replacement RSUs are subject to future vesting are all factors you may wish to consider when deciding whether to participate in the Offer.

Q20	When will I receive my Replacement RSUs?

A20	If you participate in the Offer, we expect that you will be granted your Replacement RSUs on or promptly following the Expiration Date (currently expected to be December 10, 2009, or a later date if we extend the Offer).

Q21	How will my Replacement RSUs vest?

A21

If you exchange an Eligible Award in the Offer that has already vested or that will vest within one year after the date of grant of the Replacement RSUs under its original vesting terms, you will receive unvested Replacement RSUs with a new one year minimum vesting period. To the extent the vesting period of a portion of an Eligible Award exceeds one year, the Replacement RSU will maintain the original vesting term of the Option or SAR for a reciprocal portion of the Replacement RSU. By way of example, a Replacement RSU for an Eligible Award with a grant date of April 2008 that vests ratably over three years will vest 67% on the first anniversary of the Replacement RSU grant date (i.e. the one year minimum vesting period) and 33% on the third anniversary of the grant date of the Eligible Award (i.e. April 2011). Replacement RSUs will only vest if you remain an employee of the Company or its subsidiaries through the applicable vesting dates. Replacement RSUs that are not vested at the time your employment with us or our subsidiaries terminates will be forfeited. As described above, the Replacement RSUs will be completely unvested on the date of grant, regardless of whether the surrendered Eligible Awards were partially or completely vested.

Q22	Will the terms and conditions of my Replacement RSUs be the same as my exchanged Options and/or SARs?

A22	RSUs are a different type of award than Options and SARs, and so the terms and conditions of your Replacement RSUs will necessarily be different from your Options and/or SARs. Your Replacement RSUs will be subject to a Replacement RSU Agreement between you and the Company. For more information on the specific terms applicable to Replacement RSUs granted in the Offer, see the form of Replacement RSU Agreement attached as Exhibit d(3) to the Schedule TO. If you receive Replacement RSUs in exchange for Eligible Awards and your employment with us or our subsidiaries terminates for any reason prior to the full vesting of your Replacement RSUs, then you will forfeit any Replacement RSUs received that remain unvested at the time your employment with us or our subsidiaries terminates. (See also Q21 and Q23)

Q23	Will I have to pay taxes if I participate in the Offer?

A23	Neither the grant of Replacement RSUs in exchange for Eligible Awards nor the vesting of Replacement RSUs should constitute a taxable event for you (or result in a deduction for us); however, you generally will recognize taxable compensation income equal to the fair market value of the shares delivered in respect of vested Replacement RSUs at the time of delivery of those shares. Income that you recognize upon share delivery will be considered wages and will be subject to ordinary income and employment tax (including social security contribution) withholding at the time of share delivery. In addition, we will be entitled to a corresponding deduction equal to the fair market value of such shares at the time of share delivery, but the deduction may be limited by Section 280G and/or 162(m) of the Code in the case of compensation payable to certain Eligible Employees designated in those Sections. Your disposition of shares obtained in respect of vested Replacement RSUs should be treated as a long- or short-term capital gain or capital loss to you (and should not entitle us to a tax deduction), depending on the ultimate sale price of the shares and the duration for which you hold them.

If you are a tax resident of a country other than the United States, the tax consequences of participating in the Offer, as well as for your Replacement RSUs, may be different.

We strongly recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participation in the Offer. If you are a tax resident of or subject to the tax laws in more than one country, you should be aware that there might be additional tax and social insurance consequences in more than one country that may apply to you. In addition, state and local tax consequences not discussed here may apply.

Q24	What are the tax implications for not participating in the Offer? (This question applies only to employees in the United States)

A24	We do not believe that the Offer will change any of the terms of your Eligible Awards if you do not accept the Offer. If you are a tax resident of a country other than the United States, the tax consequences of not participating in the Offer may be different.

Q25	Are there conditions to the consummation of the Offer?

A25	Yes. The consummation of the Offer is subject to a number of conditions, including the approval of our stockholders and the conditions described in Section 6 of the Offer which you should read carefully. However, the Offer is not conditioned upon a minimum number of Eligible Employees accepting the Offer or a minimum number of Eligible Awards being tendered for exchange.

Under the listing rules of the NYSE, stockholder approval is required in order for the Equity Exchange to be implemented. If stockholder approval is not obtained at the Special Meeting, we will not be able to implement the Equity Exchange.

Q26	Are the terms and conditions of the Offer the same for all Eligible Employees?

A26	Yes. The terms and conditions of the Offer are the same for all Eligible Employees.

Q27	How should I decide whether or not to participate?

A27	We understand that the decision to participate or not to participate will be a challenging decision for everyone. The Offer does carry considerable risk, and there are no guarantees regarding our future stock performance. As a result, the decision to participate must be your personal decision, and it will depend largely on your assumptions about the future overall economic environment, our stock price, our business and your desire and ability to remain an employee of the Company or its subsidiaries until the Replacement RSUs become vested (See also Q19). Although our Board of Directors has approved this Offer, neither we nor our Board of Directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your Eligible Awards. As a result, you must make your own personal decision whether to elect to exchange your Eligible Awards. We urge you to consult your own legal, financial and tax advisors before deciding whether to elect to exchange your Eligible Awards.

Q28	How long will the Offer remain open?

A28	Presently, the Offer is scheduled to remain open until 5:00 p.m. Pacific Standard Time on the Expiration Date, which is currently expected to be December 10, 2009. We currently have no plans to extend the Offer beyond December 10, 2009. However, if we do extend the Offer, you will be notified of the extension. If we extend the Offer, we will announce the extension no later than 6:00 a.m. Pacific Standard Time on the next business day following the scheduled or announced Expiration Date. Further, subject to our compliance with applicable law, we may amend or terminate the Offer. We will notify you if we amend or terminate the Offer. We may be required to extend the Offer under certain circumstances, including in the event we materially change the terms of the Offer.

Q29	How do I participate in the Equity Exchange?

A29	Election instructions along with the required documentation to make your exchange election are enclosed with this Offer to Exchange. To participate, you must complete and submit the enclosed Election Form, which must be received by us no later than 5:00 p.m. Pacific Standard Time on December 10, 2009, unless this Offer is extended. Election Forms may be submitted by any one of the following methods:

•	Mailed to AMN Healthcare Services, Attn: Legal Department, 12400 High Bluff Drive, Suite 100, San Diego, CA 92130; or

•	Inter-office or hand mail to Legal Department; or

•	Scanned and e-mailed to equityadministrator@amnhealthcare.com.

Q30	How does the Company determine whether an Eligible Award has been properly tendered?

A30	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any Eligible Awards. We reserve the right to reject any Election Form or any Eligible Awards tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered Eligible Awards that are not validly withdrawn, subject to the terms of this Offer. No tender of Eligible Awards will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any Election Form and we will not incur any liability for failure to give any notice. Our determination regarding proper tender may be challenged by the affected party. Only a court of competent jurisdiction may make a decision concerning proper tender that will be final and binding upon all persons. (See Sections 3 and 4)

Q31	May I withdraw or change my election?

A31	Yes. You may withdraw or change a previously submitted election to exchange Eligible Awards at any time before 5:00 p.m. Pacific Standard Time on December 10, 2009. If this Offer is extended by us beyond that time, you can withdraw or change your election at any time before the time to which this Offer is extended.

Q32	How do I withdraw or change my election?

A32	You can change your election at any time by either delivering a Notice of Withdrawal or revising and re-delivering your Election Form prior to the Expiration Date in the same manner set forth in the answer to “Q29: How do I participate in the Equity Exchange?” There is no limit to the number of times you can change your election prior to the Expiration Date. However, the last Notice of Withdrawal or Election Form received prior to the Expiration Date will supersede any prior Election Form or Notice of Withdrawal and will determine your decision to participate in the Offer and which Eligible Awards, if any, are subject to your election.

Q33	How will I know my Eligible Awards were exchanged?

A33	If your Eligible Awards are properly tendered for exchange and accepted by us for exchange, you will receive a final confirmation notice following the Expiration Date. The final confirmation notice will confirm that your Eligible Awards have been accepted for exchange and cancelled and will set forth the number of Replacement RSUs that have been granted to you and their exercise price.

Q34	How do I obtain information about all of my existing Options and SARs?

A34	To review the list of all your outstanding equity awards, you may log in to your account with EASi at http://easiadmin.com/site/index.aspx.

Q35	Must I submit my Eligible Award grant documents with my Election Form?

A35	No. You do not need to submit any Eligible Award grant documents in order to tender Eligible Awards for exchange.

Q36	What will happen if my Election Form is not received as required by the deadline?

A36	If your Election Form is not received by us by 5:00 p.m. Pacific Standard Time on December 10, 2009, then you will not be able to participate in the Equity Exchange and all Options and/or SARs currently held by you will remain unchanged.

Q37	Where do I go if I have additional questions about the Offer?

A37	Please direct your questions to Equity Administrator at (858) 509-3588 or equityadministrator@amnhealthcare.com. We will review these questions periodically throughout the Eligibility Period.

THE OFFER

1. PURPOSE OF THE OFFER

Historically, we have granted equity awards to our employees as an incentive to attract and retain a highly qualified management team. We use a combination of cash and equity to provide strong incentives for management to achieve the Company’s strategic and financial objectives by making a substantial amount of short and long term compensation dependent on Company performance. We believe this structure provides the right balance of risk and reward as the equity program does not encourage unnecessary or excessive risk that threatens the long term value of the Company. We grant equity awards to incentivize management to have a longer term perspective in supporting our growth strategy and to meet our financial objectives on a sustained basis. We believe that management’s success in executing the growth strategy and consistently meeting our financial objectives will provide longer-term returns to our stockholders.

Like most professional staffing firms, our stock price has experienced significant decline. This decline is a result of a large number of global economic factors, including the highest levels of unemployment in the past 25 years. The reduction in demand that we have experienced for our services as a result of the general economic decline and high unemployment is not unique to the Company and has been felt across the industry based on the reports from our public competitors. For our clients, the economic conditions have severely constricted budgets and access to operating capital, lowered permanent staff attrition rates and increased uncertainty regarding future patient admission levels and the collectability of receivables. These factors have, in turn, reduced demand for our services as healthcare organizations have placed an increased reliance on permanent labor to meet staffing needs both generally and on an incremental basis by reducing hours, shifts and/or assignments available and increased their efforts to conduct their own internal recruitment efforts.

These broad market and industry factors have contributed to and may continue to contribute to the decline of the market price of our Common Stock. Consequently, many of our employees hold equity awards with exercise prices significantly higher than the current fair market value of our Common Stock. As of October 26, 2009, Eligible Employees held Options to purchase approximately 734,052 shares of our Common Stock with exercise prices ranging from $9.68 per share to $22.98 per share, of which Options to purchase 606,400 shares constituted Eligible Options, and as of that same date, Eligible Employees held SARs representing 905,138 shares of our Common Stock with exercise prices ranging from $4.79 per share to $24.95 per share, of which SARs representing 599,388 shares constituted Eligible SARs. On October 30, 2009, the closing price of our Common Stock on the NYSE was $8.32 and therefore, as of such date, all of the Eligible Awards were “out of the money” by at least 43%. We believe that these “out of the money” equity awards are no longer effective as performance and retention incentives. In addition, many of these equity awards have been “out of the money” for an extended period of time, as a result of which we have developed a significant equity award “overhang” comprised of equity awards that do not provide employees with performance incentives. To enhance long-term stockholder value, we need to maintain competitive employee compensation and incentive programs. A meaningful equity stake in our success is a critical component of these programs as we compete for talent within the San Diego and Dallas metropolitan markets that offer a highly skilled workforce and serve as the corporate headquarters for a diversified industrial base that have been impacted to different degrees by the economic downturn. We believe the Equity Exchange will provide us with an opportunity to restore for Eligible Employees the ability to participate economically in our future growth and success.

Assuming that 100% of our Eligible Employees participate in the Offer and surrender all of their Eligible Awards for exchange, Eligible Awards covering approximately 1,205,788 shares of our Common Stock as of October 26, 2009 would be surrendered and cancelled, while approximately 178,366 Replacement RSUs would be issued (subject to decrease due to rounding of fractional shares).

Except as otherwise disclosed in this Offer to Exchange, we presently have no plans, proposals or negotiations that relate to or would result in:

(a)	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us;

(b)	any purchase, sale or transfer of a material amount of our assets;

(c)	any material change in our dividend policy, indebtedness or capitalization;

(d)	any change in our present Board of Directors or executive officers, including a change in the number or term of directors or a change in any material term of the employment contract of any executive officer;

(e)	any other material change in our corporate structure or business;

(f)	our Common Stock being delisted from any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

(g)	our Common Stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(h)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

(i)	the acquisition by any person of any of our securities or the disposition of any of our securities; or

(j)	any change in our Certificate of Incorporation or Bylaws, or any actions which may impede the acquisition of control of us by any person.

From time to time, as part of our strategy, the Company evaluates acquisition or investment opportunities.

Neither we nor our Board of Directors makes any recommendation as to whether you should exchange your Eligible Awards, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own legal, financial and/or tax advisors. You must make your own decision whether to exchange your Eligible Awards.

2. NUMBER OF ELIGIBLE AWARDS; EXPIRATION DATE

We will issue Replacement RSUs in exchange for Eligible Options and Eligible SARs surrendered pursuant to the Offer according to the exchange ratios set forth in Section 8. The exchange ratios are intended to result in the issuance of Replacement RSUs that are based on the fair value of the cancelled Eligible Awards they replace, determined using the lattice valuation model, though we may incur some incremental compensation expense due to the grouping of Eligible Awards and approximations used in this determination and the stock price at the time of the exchange. None of the Replacement RSUs will be vested on the date of grant. Replacement RSUs will be subject to a new one year vesting period or, to the extent the remaining period of the original vesting terms of the Eligible Awards for which they are exchanged exceeds one year, will maintain such original vesting terms. Replacement RSUs will be granted under our Equity Plan and will represent an unfunded, unsecured right to receive one share of our Common Stock shortly after the Replacement RSU vests. As of October 26, 2009, Eligible Employees held Options to purchase approximately 734,052 shares of our Common Stock, of which Options to purchase 606,400 shares constituted Eligible Options, and as of that same date, Eligible Employees held SARs representing 905,138 shares of our Common Stock, of which SARs representing 599,388 shares constituted Eligible SARs.

Participation in the Equity Exchange is voluntary. An Eligible Employee may exchange one or more of his or her Eligible Awards for Replacement RSUs. However, an Eligible Employee cannot exchange part of any particular grant of an Eligible Award and keep the balance. This Offer is subject to the terms and conditions described in this Offer to Exchange, which may be amended from time to time. We will only grant Replacement RSUs in respect of Eligible Awards that are properly tendered and not validly withdrawn in accordance with Section 4 of the Offer before the Offer expires on the Expiration Date. We will not issue any Replacement RSUs covering a fractional share in exchange for Eligible Awards. In calculating the number of Replacement RSUs issuable to you in the Equity Exchange, we will round down to the nearest whole number on a grant-by-grant basis.

Participation in the Offer does not confer upon you the right to remain employed by us or our subsidiaries. Your employment is “at will” and may be terminated by us or by you at any time, for any reason, with or without cause.

If your employment with us or our subsidiaries terminates after you tender your Eligible Awards but prior to the Expiration Date, you will be deemed to have withdrawn any prior election to participate in the Offer. In such case, you will retain your outstanding equity awards in accordance with their current terms and conditions and may exercise them during a limited period of time following your termination of employment in accordance with their terms to the extent that they are vested. Options with exercise prices lower than $14.50 per share or that were granted after September 30, 2005, and SARs with exercise prices lower than $14.50 per share or that were granted after September 30, 2008, are not eligible to be exchanged and will not be accepted for exchange.

If you receive Replacement RSUs in exchange for Eligible Awards and your employment with us or our subsidiaries terminates for any reason before all of your Replacement RSUs vest, then you will forfeit any Replacement RSUs received that remain unvested at the time your employment terminates.

We will publish a notice if we decide to amend the Offer and take any of the following actions:

•	increase or decrease what we will give you in exchange for your tendered Eligible Awards; or

•	increase or decrease the number of Eligible Awards that can be exchanged.

If the Offer is scheduled to expire within ten business days from the date we notify you of such an amendment, we also intend to extend the Offer for a period of ten business days after the date the notice is published.

A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

3. PROCEDURES

Making Your Election. If you wish to participate in the Equity Exchange, you should complete and return an Election Form, a copy of which accompanies this Offer to Exchange. Election Forms should be sent to the Company by one of the following methods:

•	By mail to AMN Healthcare Services, Attn: Legal Department, 12400 High Bluff Drive, Suite 100, San Diego, CA 92130; or

•	By inter-office or hand mail to Legal Department; or

•	By e-mail to equityadministrator@amnhealthcare.com.

To participate, your Election Form must be received by us no later than 5:00 p.m. Pacific Standard Time on December 10, 2009, unless this Offer is extended by us. If your Eligible Awards are properly tendered for exchange and accepted by us for exchange, you will receive a final confirmation notice following the Expiration Date. The final confirmation notice will confirm that those Eligible Awards have been accepted for exchange and cancelled and will set forth the number of Replacement RSUs that have been granted to you and their exercise price.

If we do not receive your Election Form by the Expiration Date, then you will not be able to participate in the Equity Exchange, and each equity award currently held by you will remain intact with its original exercise price and with its other original terms.

Determination of Validity; Rejection of Eligible Awards; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any Eligible Awards. We reserve the right to reject any Election Form or any Eligible Awards tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered Eligible Awards that are not validly withdrawn, subject to the terms of this Offer. No tender of Eligible Awards will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any Election Form and we will not incur any liability for failure to give any notice. Our determination regarding proper tender may be challenged by the affected party. Only a court of competent jurisdiction may make a decision concerning proper tender that will be final and binding upon all persons.

Our Acceptance Constitutes an Agreement. If you elect to exchange your Eligible Awards and you tender your Eligible Awards according to the procedures described above, you will have accepted the Offer. Our acceptance of your Eligible Awards that are properly tendered will form a binding agreement between us and you on the terms and subject to the conditions of the Offer. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept, on the Expiration Date, all Eligible Awards that are properly submitted to be exchanged and have not been validly withdrawn.

4. CHANGE IN ELECTION

You may only change your election by following the procedures described in this Section 4. You may change your election at any time beginning on the Commencement Date and ending at 5:00 p.m. Pacific Standard Time on the Expiration Date.

To change your existing election to cover additional or fewer Eligible Awards, you must submit a new Election Form in accordance with the procedures in Section 3. We must receive the new Election Form before the Expiration Date. To cancel your election and reject the Offer with respect to all of your Eligible Awards, you must deliver a Notice of Withdrawal using one of the methods described in Section 3, before 5:00 p.m. Pacific Standard Time on the Expiration Date. For copies of these documents, please contact Equity Administrator at (858) 509-3588 or equityadministrator@amnhealthcare.com. The last Notice of Withdrawal or Election Form delivered by you as described above prior to 5:00 p.m. Pacific Standard Time on the Expiration Date will be treated as your final election with respect to the Offer and will supersede any prior election or Notice of Withdrawal.

The delivery of Election Forms, Notices of Withdrawal and any other required documents are at the election and risk of the electing equity award holder. Neither we nor any other person is obligated to give you notice of any defects or irregularities in any Election Form, Notice of Withdrawal, or any other required documents, nor will anyone incur any liability for failure to give any notice. Delivery will be deemed made only when actually received by us. No late deliveries will be accepted. We will determine, in our discretion, all questions as to the form and validity, including time of receipt of the Election Form or Notice of Withdrawal. Eligible Employees may challenge any determination that we make in a court of competent jurisdiction, and only such court can make a determination that will be final and binding upon all parties.

5. ACCEPTANCE OF ELIGIBLE AWARDS FOR EXCHANGE AND CANCELLATION; ISSUANCE OF REPLACEMENT RSUS

On the terms and subject to the conditions of the Offer, we currently expect that on the Expiration Date, we will accept for exchange and cancel all Eligible Awards properly tendered and not validly withdrawn before the Expiration Date in accordance with the Offer. The Replacement RSUs are expected to be granted on or promptly following the Expiration Date. We will exchange Replacement RSUs for Eligible Awards surrendered pursuant to the Offer according to the exchange ratios set forth in Section 8. The exchange ratios are intended to result in the issuance of Replacement RSUs that are based on the fair value of the cancelled Eligible Awards they replace, determined using the lattice valuation model, though we may incur some incremental compensation expense due to the grouping of Eligible Awards and approximations used in this determination and the stock price at the time of the exchange.

We will not issue any Replacement RSUs covering a fractional share in exchange for the cancellation of Eligible Awards. In calculating the number of Replacement RSUs issuable to you in the Equity Exchange, we will round down to the nearest whole number on a grant-by-grant basis.

In order to receive Replacement RSUs, you must be employed by us or our subsidiaries on the Commencement Date, and you must remain continuously employed by us or our subsidiaries through the Expiration Date. If your employment with us or our subsidiaries terminates for any reason between the Commencement Date and the Expiration Date, including layoff, termination, voluntary resignation, death or disability, you will be deemed to have withdrawn your tender of any Eligible Awards. In such case, you will retain your outstanding equity awards in accordance with their current terms and conditions and may exercise them during a limited period of time following your termination of employment in accordance with their terms to the extent that they are vested.

6. CONDITIONS OF THE OFFER

In accordance with the listing rules of the NYSE, it is a condition to the Offer that stockholder approval of the Equity Exchange be obtained. If stockholder approval is not obtained at the Special Meeting, we will terminate this Offer.

In addition, we will not be required to accept any Eligible Awards that you elect to tender in the Offer, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Awards that you elect to tender, in each case, at any time on or before the Expiration Date, if any of the following events shall have occurred, or shall have been determined by us, in our reasonable judgment, to have occurred:

(a)	any change or changes in the applicable accounting rules that cause the Offer to subject us to adverse accounting treatment.

(b)	any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Eligible Awards, the issuance of Replacement RSUs, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects or materially impair the benefits we believe we will receive from the Equity Exchange.

(c)	the occurrence of:

(i)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory; or

(iii)	in our reasonable judgment, any extraordinary or material adverse change in the United States or global financial markets generally.

(d)	the commencement, continuation, or escalation of a war or other national or international calamity which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of this Offer.

(e)	the closing trading price of our Common Stock on the NYSE shall have exceeded $14.50 per share;

(f)	another person making or proposing a tender or exchange offer for some or all of our Common Stock, or an offer to merge with or acquire us, or we learn that:

(i)	any person, entity or group, within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;

(ii)	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date has acquired or proposed to acquire beneficial ownership of an additional 1% or more of the outstanding shares of our Common Stock; or

(iii)	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities.

(g)	any event or events has occurred that has resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition.

The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration of the Eligibility Period. We may assert them in our sole discretion when events occur that give rise to such conditions before the Expiration Date, so long as such condition was not triggered as a result of any action or inaction by us. If a condition is triggered and unless satisfaction of the condition is dependent upon the receipt of government approvals after the Expiration Date, we will promptly notify impacted Eligible Employees whether we have waived such condition. Our failure at any time to exercise any of these rights shall be deemed a waiver of the triggering condition. Depending on the materiality of the waived condition and the number of days remaining in the Eligibility Period, we may extend the Offer and circulate documents to Eligible Persons as required by applicable securities laws. Eligible Employees may challenge any determination that we make in a court of competent jurisdiction, and only such court can make a determination that will be final and binding upon all parties.

7. PRICE RANGE OF COMMON STOCK

The Eligible Awards and the Replacement RSUs are not publicly traded. However, upon exercise of an Eligible Option or the delivery of shares shortly after vesting of a Replacement RSU, the equity award holder becomes a holder of our Common Stock. Our Common Stock is quoted on NYSE under the symbol “AHS.” The following table shows, for the periods indicated, the high and low sales prices per share of our Common Stock as reported on NYSE.

Quarter ended	High	Low
Fiscal Year 2009
October 1, 2009 through 30, 2009	$11.00	$8.05
September 30, 2009	$10.61	$5.94
June 30, 2009	$8.07	$4.94
March 31, 2009	$8.92	$4.56

Fiscal Year 2008
December 31, 2008	$17.57	$7.45
September 30, 2008	$20.38	$16.20
June 30, 2008	$17.89	$14.48
March 31, 2008	$17.24	$14.25

Fiscal Year 2007
December 31, 2007	$20.05	$16.40
September 30, 2007	$22.38	$16.62
June 30, 2007	$25.25	$21.04
March 31, 2007	$29.10	$20.75

On October 30, 2009, the closing price of our Common Stock as reported by NYSE was $8.32. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your Eligible Awards for Replacement RSUs in the Offer.

8. EXCHANGE RATIO

We will exchange Replacement RSUs for Eligible Awards surrendered according to the following table:

Grant Exercise Price	Exchange Ratio (Eligible Awards to Replacement RSUs)
$14.50 - $18	6 to 1
$18.01 - $22.97	7 to 1
$22.98	16 to 1
Greater than or equal to $22.99	7 to 1

The exchange ratios are intended to result in the issuance of Replacement RSUs that are based on the fair value of the cancelled Eligible Awards they replace, determined using the lattice valuation model, though we may incur some incremental compensation expense due to the grouping of Eligible Awards and approximations used in this determination and the stock price at the time of the exchange.

We will not issue any Replacement RSUs covering a fractional share in exchange for Eligible Awards. In calculating the number of Replacement RSUs issuable to you in the Equity Exchange, we will round down to the nearest whole number on a grant-by-grant basis.

9. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT RSUS

Each Replacement RSU issued in the Equity Exchange will be granted pursuant to the Equity Plan and will represent an unfunded, unsecured right to receive one share of our Common Stock shortly after the Replacement RSU vests. Replacement RSUs have no exercise or purchase price and do not require Eligible Employees to pay any monetary consideration to receive shares of our Common Stock upon settlement. Other terms and conditions of the Replacement RSUs to be issued in the Equity Exchange will be substantially the same as those granted under our form of Restricted Stock Unit Agreement. For additional information regarding the terms of the Replacement RSUs to be issued in the Equity Exchange, please refer to the Equity Plan, which is attached as Exhibit d(1) to the Schedule TO. A discussion of the taxation of Replacement RSUs is provided in Section 13 below.

If we receive and accept the exchange of all Eligible Awards, we will grant Replacement RSUs covering a total of approximately 178,366 shares of our Common Stock (subject to decrease due to rounding of fractional shares) and will terminate Options and SARs covering an aggregate of 1,205,788 shares of our Common Stock. As of October 31, 2009, there were 32,630,721 shares of our Common Stock outstanding. The Common Stock issuable upon settlement of all Replacement RSUs would equal approximately 0.55% of the total shares of our Common Stock outstanding as of October 31, 2009.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE ELIGIBLE AWARDS

A list of our executive officers and members of our Board of Directors is attached to this Offer to Exchange as Schedule A. Members of our Board of Directors and our executive officers are not eligible to participate in the Equity Exchange.

As of October 31, 2009, our directors and executive officers (a total of 11 persons) as a group held unexercised and outstanding Options and SARs covering a total of 1,671,297 of shares of our Common Stock, which represented approximately 50% of the shares subject to all Options and SARs outstanding as of that date.

The following table sets forth the beneficial ownership of each of our directors and executive officers of Options and SARS as of October 31, 2009. The percentages in the table are based on the total number of outstanding Options and SARs, whether or not such Options and SARs are Eligible Awards, which was approximately 3,351,946 as of October 31, 2009. As noted above, these individuals are not eligible to participate in the Equity Exchange.

Name	Position	Shares Under Outstanding Options(1)	Percentage of Total Outstanding Options	Shares Under Outstanding SARs(1)	Percentage of Total Outstanding SARs	Combined Shares Under Outstanding Options and SARs(1)	Percentage of Total Outstanding Options and SARs
Bary Bailey(2)	Chief Financial Offer	0	0%	219,834	12.70%	219,834	6.56%
David C. Dreyer(3)	Former Chief Financial Officer	225,000	13.88%	43,808	2.53%	268,808	8.02%
R. Jeffrey Harris	Director	10,000	0.62%	21,319	1.23%	31,319	0.93%
Ralph Henderson	President Nurse and Allied Staffing	0	0%	80,573	4.66%	80,573	2.40%
Denise Jackson	Senior Vice President, General Counsel and Secretary	111,000	6.85%	75,926	4.39%	186,926	5.58%
Michael M.E. Johns, M.D.	Director	0	0%	9,930	0.57%	9,930	0.30%
Hala G. Moddelmog	Director	0	0%	14,201	0.82%	14,201	0.42%
Susan Nowakowski	Director, President and Chief Executive Officer	444,405	27.41%	263,012	15.20%	707,417	21.10%
Andrew M. Stern	Director	75,000	4.63%	16,874	0.98%	91,874	2.74%
Paul E. Weaver	Director	0	0%	19,096	1.10%	19,096	0.57%
Douglas D. Wheat	Chairman of the Board	20,000	1.23%	21,319	1.23%	41,319	1.23%

(1)	Includes shares under Options and/or SARs exercisable on October 31, 2009 and Options and/or SARs which become exercisable within 60 days thereafter.
(2)	Mr. Bailey was appointed as the Company’s Chief Financial Officer effective August 10, 2009.
(3)	Mr. Dreyer resigned as the Company’s Chief Financial Officer effective August 9, 2009 and acted in an advisory capacity to the Company through August 30, 2009. These equity awards will be forfeited if they are not exercised by Mr. Dreyer on or before November 30, 2009.

Other than transactions in our securities in the ordinary course under our Equity Plan with persons who are neither executive officers nor directors of the Company, neither we nor any of our subsidiaries nor, to our knowledge, our executive officers, directors or affiliates have effected transactions in Options, SARs or shares of our Common Stock during the 60 days prior to October 31, 2009.

Except as described in this Offer to Exchange, and other than outstanding Options, SARs and other awards granted from time to time to certain of our employees (including our executive officers) and our directors under our Equity Plan, neither we nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding, or relationship with any other person with respect to any of our securities (including any contract, arrangement, understanding, or relationship concerning the transfer or voting of securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents, or authorizations).

11. STATUS OF ELIGIBLE AWARDS ACQUIRED BY US IN THE EQUITY EXCHANGE; ACCOUNTING TREATMENT

Assuming that 100% of Eligible Employees fully participate in the Offer, Eligible Awards covering approximately 1,205,788 shares of our Common Stock as of October 26, 2009 would be surrendered and cancelled, while approximately 178,366 Replacement RSUs would be issued (subject to decrease due to rounding of fractional shares), resulting in a net reduction of approximately 1,027,422 shares of our Common Stock underlying outstanding equity awards.

If we implement the Offer, up to 800,000 of the shares underlying the surrendered Eligible Options and Eligible SARs granted under the Equity Plan will automatically return to the pool of shares available for grant under the Equity Plan. As of October 31, 2009, we had 2,258,310 shares available for future grant under the Equity Plan without giving effect to the Offer. Assuming all the Eligible Awards (covering 1,234,876 shares) are exchanged and all 178,366 Replacement RSUs are granted in the Offer, we will have 3,058,310 shares available for future grant under the Equity Plan (assuming no other awards are granted or forfeited during this time).

Under the authoritative accounting guidance for share-based payments, the exchange of Eligible Awards under the Equity Exchange is treated as a modification of the existing equity awards for accounting purposes. Accordingly, we will recognize the unamortized compensation cost of the surrendered Eligible Awards, as well as the incremental compensation cost of the Replacement RSUs granted in the Equity Exchange, ratably over the vesting or service period of the Replacement RSUs. The incremental compensation cost will be measured as the excess, if any, of the fair value of each Replacement RSU granted to Eligible Employees in exchange for surrendered Eligible Awards, measured as of the date the Replacement RSUs are granted, over the fair value of the surrendered Eligible Awards in exchange for the Replacement RSUs, measured immediately prior to the cancellation. Since the exchange ratios will be based on the fair value of Eligible Awards surrendered being approximately equal to the fair value of the Replacement RSUs, in accordance with the authoritative accounting guidance for share-based payments, the Company does not anticipate it will recognize any significant incremental compensation expense for financial reporting purposes as a result of the Equity Exchange; we may incur some incremental compensation expense as a result of approximations used in this determination due to the grouping of Eligible Awards with similar exercise prices together and the stock price at the time of the exchange. As would be the case with Eligible Awards, in the event that any of the Replacement RSUs are forfeited prior to their vesting due to termination of service, the compensation cost for the forfeited Replacement RSUs will not be recognized.

12. LEGAL MATTERS; REGULATORY APPROVALS

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by this Offer to Exchange, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Awards and the grant of Replacement RSUs as described in the Offer. If any other approval or action should be required, we presently intend to seek such approval or take such action. This could require us to delay the acceptance of any Eligible Awards that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in adverse consequences to our business. Our obligation under the Offer to accept tendered Eligible Awards and to issue Replacement RSUs is subject to conditions, including the conditions described in Section 6.

13. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Following is a discussion of the material U.S. federal income tax consequences associated with the exchange of Eligible Awards for Replacement RSUs pursuant to the Offer for those Eligible Employees subject to U.S. federal income tax. This discussion is based on the Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances. In particular, this discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to you.

We recommend that you consult your own tax advisor with respect to the United States federal, state and local and non-U.S. tax consequences of participating in the Offer, as the tax consequences to you are dependent on your individual tax situation.

We believe that the exchange of Eligible Awards for Replacement RSUs pursuant to the Offer will be treated as a non-taxable exchange. Accordingly, if you exchange Eligible Awards for Replacement RSUs in the Offer, neither you nor the Company should be required to recognize income for U.S. federal income tax purposes at the time of the Equity Exchange. So that you are able to compare the U.S. federal tax consequences that will be applicable to Replacement RSUs going forward to those applicable to your existing Eligible Awards, following are summaries of the tax treatment of each type of award.

Replacement RSUs. Neither the grant of Replacement RSUs in exchange for Eligible Awards nor the vesting of Replacement RSUs should constitute a taxable event for you (or result in a deduction for us); however, you generally will recognize taxable compensation income equal to the fair market value of the shares delivered in respect of vested Replacement RSUs at the time of delivery of the shares. Income that you recognize upon share delivery will be considered wages and will be subject to ordinary income tax and employment tax (including social security contribution) withholding at the time of share delivery. In addition, we will be entitled to a corresponding deduction equal to the fair market value of such shares at the time of share delivery, but the deduction may be limited by Section 280G and/or 162(m) of the Code in the case of compensation payable to certain Eligible Employees designated in those Sections. Your subsequent disposition of shares obtained in respect of vested Replacement RSUs should be treated as a long- or short-term capital gain or capital loss to you (and should not entitle us to a tax deduction), depending on the ultimate sale price of the shares and the duration for which you hold them. We may elect to satisfy our tax withholding obligations by deducting from the shares of Common Stock that would otherwise be issued in settlement of Replacement RSUs a number of shares with an aggregate fair market value that would satisfy the withholding amount due. Alternatively, we may require you to satisfy the applicable tax withholding requirements through payroll withholding, by withholding proceeds received upon sale of the underlying Common Stock through a sell-to-cover arrangement, by remitting to us cash or cash equivalents, through a combination of the foregoing or otherwise.

Eligible Options. All of the Eligible Options constitute “nonstatutory stock options” for U.S. federal tax purposes. Neither the grant nor vesting of an Eligible Option should constitute a taxable event for you (or result in a deduction for us), as long as the Eligible Option has an exercise price equal to or exceeding the fair market value of a share of our Common Stock on the date of grant (as all Eligible Options do). Upon exercise of an Eligible Option, you will recognize ordinary compensation income in an amount equal to the excess of the aggregate fair market value of the shares acquired upon exercise minus the aggregate applicable exercise price, and we will be entitled to a deduction on a corresponding amount at that time, but the deduction may be limited by Section 280G of the Code in the case of compensation payable to certain Eligible Employees designated in that Section. If you were an employee at the time of the grant of the Option, any income recognized upon exercise of an Eligible Option generally will constitute wages for which income and employment tax (including social security contribution) withholding will be required. Upon your disposition of shares obtained upon exercise of an Eligible Option, appreciation or depreciation in the fair market value of such shares should be treated as a long- or short-term capital gain or capital loss to you depending on the ultimate sale price of the shares and the duration for which they are held. We may elect to satisfy our tax withholding obligations by deducting from the shares of Common Stock that would otherwise be issued in settlement of an Eligible Option a number of shares with an aggregate fair market value that would satisfy the withholding amount due. Alternatively, we may require you to satisfy the applicable tax withholding requirements through payroll withholding, by withholding proceeds received upon sale of the underlying Common Stock through a sell-to-cover arrangement, by remitting to us cash or cash equivalents, through a combination of the foregoing or otherwise.

Eligible SARs. Neither the grant nor vesting of an Eligible SAR should constitute a taxable event for you (or result in a deduction for us). Upon exercise of an Eligible SAR, you will recognize ordinary compensation income in an amount equal to the fair market value of the shares received. We generally will be entitled to a tax deduction equal to the amount of ordinary income recognized by you when you exercise Eligible SARs, but the deduction may be limited by Section 280G of the Code in the case of compensation payable to certain Eligible Employees designated in that Section. Upon your disposition of shares obtained upon exercise of an Eligible SAR, you generally will have a taxable capital gain (or loss). Upon your disposition of shares obtained upon exercise of an Eligible SAR, appreciation or depreciation in the fair market value of such shares should be treated as a long- or short-term capital gain or capital loss to you depending on the ultimate sale price of the shares and the duration for which they are held. We may elect to satisfy our tax withholding obligations by deducting from the shares of Common Stock that would otherwise be issued in settlement of an Eligible SAR a number of shares with an aggregate fair market value that would satisfy the withholding amount due. Alternatively, we may require you to satisfy the applicable tax withholding requirements through payroll withholding, by withholding proceeds received upon sale of the underlying Common Stock through a sell-to-cover arrangement, by remitting to us cash or cash equivalents, through a combination of the foregoing or otherwise.

14. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT

We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any Eligible Awards tendered for exchange by announcing the extension and giving written notice of the extension to the Eligible Award holders.

Prior to the Expiration Date, we may postpone accepting and canceling any Eligible Awards or terminate or amend the Offer if any of the conditions specified in Section 6 occurs. In order to postpone accepting or canceling, we must announce the postponement and give written notice of the postponement to holders of Eligible Awards. Our right to delay accepting and canceling Eligible Awards may be limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the surrendered equity awards promptly after we terminate or withdraw the Offer.

As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to Eligible Employees or by decreasing or increasing the number of Eligible Awards to be exchanged or surrendered.

We may amend the Offer at any time by announcing an amendment. If we extend the length of time during which the Offer is open, notice of the amendment must be issued no later than 6:00 a.m., Pacific Standard Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to the Offer will be sent promptly to Eligible Employees in a manner reasonably designed to inform Eligible Employees of the change.

If we materially change the terms of the Offer or the information about the Offer or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

•	increase or decrease what we will give you in exchange for your Eligible Awards; or

•	increase or decrease the number of Eligible Awards to be exchanged.

If the Offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we intend to extend the Offer for a period of ten business days after the date the notice is published.

15. FEES AND EXPENSES

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange Eligible Awards pursuant to this Offer.

16. INFORMATION CONCERNING AMN HEALTHCARE SERVICES, INC.; FINANCIAL STATEMENTS

We are the nation’s leading provider of comprehensive healthcare staffing and management services. As a leading provider of travel nurse and allied staffing services, locum tenens (temporary physician staffing) and physician permanent placement services, we recruit and place healthcare professionals on assignments of variable lengths and in permanent positions with clients throughout the United States, who range from acute-care hospitals and physician practice groups to other healthcare settings, including rehabilitation centers, dialysis clinics, pharmacies, home health service providers and ambulatory surgery centers. We also offer a managed services program in which we provide flexible, customized solutions for our clients to manage their multiple clinical vendors, and recruitment process outsourcing services, where we conduct our clients’ recruitment for permanent clinical positions.

AMN Healthcare Services, Inc. was incorporated in the state of Delaware on November 10, 1997. On November 13, 2001, the Company completed an initial public offering and listed its Common Stock on the NYSE. The Company’s mailing address and executive offices are located at 12400 High Bluff Drive, Suite 100, San Diego, CA 92130. The Company’s phone number is (866) 871-8519.

The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 are incorporated herein by reference. Schedule B of this Offer to Exchange is a summary of our financial statements from our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009. The summary of our financial statements should be read in conjunction with the Company’s condensed consolidated financial statements as of June 30, 2009 and for the quarters ended June 30, 2009 and June 30, 2008 in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, as well as the Company’s consolidated financial statements and related notes thereto and management’s discussion and analysis of financial condition and results of operations in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, both of which are incorporated herein by reference. The Company’s interim results are not necessarily indicative of results for the full fiscal year, and the Company’s historical results are not necessarily indicative of the results to be expected in any future period. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

We had a book value of $5.26 per share as of September 30, 2009 (calculated using the book value of total stockholders’ equity of $171,520,000 as of September 30, 2009, divided by the number of outstanding shares of 32,630,721 as of September 30, 2009).

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

Ratio of Earnings to Fixed Charges

	Nine Months Ended	Year Ended
	September 30, 2009	December 31, 2008	December 31, 2007
Ratio of Earnings to Fixed Charges	(24.1)	6.7	5.8

17. ADDITIONAL INFORMATION

With respect to the Offer, we have filed a Tender Offer Statement on Schedule TO with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to tender your Eligible Awards.

We also recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your Eligible Awards:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 2, 2009.

(b)	Our Current Report on Form 8-K dated February 17, 2009, filed with the SEC on February 17, 2009.

(c)	Our Current Report on Form 8-K dated February 17, 2009, filed with the SEC on February 18, 2009.

(d)	Our Current Report on Form 8-K dated February 24, 2009, filed with the SEC on February 25, 2009.

(e)	Our Definitive Proxy Statement for Annual Meeting of Stockholders on Schedule 14A, filed with the SEC on March 3, 2009.

(f)	Our Current Report on Form 8-K dated March 18, 2009, filed with the SEC on March 18, 2009.

(g)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the SEC on May 11, 2009.

(h)	Our Current Report on Form 8-K dated July 15, 2009, filed with the SEC on July 15, 2009.

(i)	Our Current Report on Form 8-K dated July 14, 2009, filed with the SEC on July 17, 2009 (solely with respect to Item 2.05).

(j)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, filed with the SEC on August 7, 2009.

(k)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009, filed with the SEC on October 30, 2009.

(l)	Our Definitive Proxy Statement for Special Meeting of Stockholders on Schedule 14A, filed with the SEC on November 5, 2009.

(m)	The description of our Common Stock set forth in our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on October 26, 2001, and any amendment or report filed for the purpose of updating any such description.

These filings and our other SEC filings may be examined, and copies may be obtained, at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, or on the Internet at www.sec.gov . You may obtain information on the operation of the Public Reference Room by calling the SEC at 800-732-0330.

Our common stock is quoted on the NYSE under the symbol “AHS” and our SEC filings can also be read at the following NYSE address:

New York Stock Exchange

11 Wall Street

New York, New York 10005

We will also provide without charge to each Eligible Employee, upon his or her written or oral request, a copy of this Offer to Exchange and the related Election Form and any or all of the documents to which we have referred you, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

AMN Healthcare Services, Inc.

12400 High Bluff Drive, Suite 100

San Diego, CA 92130

Attn: Legal Department

or by telephoning us at (858) 509-3588, or by e-mail at equityadministrator@amnhealthcare.com.

As you read the documents listed in this Section 17, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information about us contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you.

18. MISCELLANEOUS

This Offer to Exchange and our SEC reports referred to above include “forward-looking statements.” The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this Offer. We based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Any or all of the forward-looking statements included in this Offer and our SEC reports or other public statements made by us are not guarantees of future performance and may turn out to be inaccurate. This can occur as a result of incorrect assumptions or as a consequence of known or unknown risks and uncertainties. These factors include, among other things, the risk factors and other cautionary statements included in our most recently filed report on Form 10-K. Forward-looking statements speak only as of the date they are made.

We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with that law.

Our Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about the Offer from us is limited to this Offer to Exchange and the related Election Form, which may be amended from time to time.

We have not authorized any person to make any recommendation on our behalf as to whether or not you should tender your Eligible Awards pursuant to the Offer. We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this Offer to Exchange and the related Election Form. If anyone makes any recommendation or representation to you or gives you any information other than the information and representations contained in this Offer to Exchange and the related Election Form, you must not rely upon that recommendation, information or representation as having been authorized by us.

SCHEDULE A

INFORMATION ABOUT

OUR DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers are set forth in the following table:

Name	Positions and Offices Held
Bary Bailey	Chief Financial Officer
R. Jeffrey Harris	Director
Ralph Henderson	President, Nurse and Allied Staffing
Denise Jackson	Senior Vice President, General Counsel and Secretary
Michael M.E. Johns, M.D.	Director
Hala G. Moddelmog	Director
Susan Nowakowski	Director, President and Chief Executive Officer
Andrew M. Stern	Director
Paul E. Weaver	Director
Douglas D. Wheat	Chairman of the Board of Directors

The business address of each director and executive officer set forth above is: c/o AMN Healthcare Services, Inc., Attn.: Legal Department, 12400 High Bluff Drive, Suite 100, San Diego, CA 92130 and the business telephone number of each director and executive officer is (866) 871-8519.

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION OF

AMN HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	September 30, 2009 (unaudited)	September 30, 2008 (unaudited)	December 31, 2008 (audited)	December 31, 2007 (audited)
Revenue	$166,357	$315,014	$1,217,200	$1,164,022
Gross profit	45,608	81,060	316,989	303,165
Income (loss) from operations	(1,020)	17,030	71,894	73,241
Income tax expense (benefit)	(1,088)	4,985	26,847	24,403
Net income (loss)	(1,995)	9,495	34,357	36,381
Net income (loss) per common share:
Basic	(0.06)	0.29	1.03	1.06
Diluted	(0.06)	0.28	1.02	1.04
Weighted average common shares outstanding:
Basic	32,630	33,269	33,375	34,377
Diluted	32,630	33,894	33,811	34,880

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2009 (unaudited)	December 31, 2008 (audited)	December 31, 2007 (audited)
Total current assets	148,474	229,827	232,983
Total assets	378,948	642,817	623,658
Total current liabilities	79,111	141,272	130,883
Total liabilities	207,428	358,684	357,458
Total stockholders’ equity	171,520	284,133	266,200

B-1